Exhibit 99.1

2375 Waterview Drive

Northbrook, IL 60062

www.cfindustries.com

For additional information:

Media	Investors
Chris Close	Darla Rivera
Senior Director, Corporate Communications	Director, Investor Relations
847-405-2542 – cclose@cfindustries.com	847-405-2045 – darla.rivera@cfindustries.com

Andrew T. Scribner Elected Executive Vice President and Chief Financial Officer of CF Industries Holdings, Inc.

NORTHBROOK, Ill. – May 5, 2026 – CF Industries Holdings, Inc. (NYSE: CF) today announced that its Board of Directors has elected Andrew T. Scribner as executive vice president and chief financial officer, effective May 26, 2026. Mr. Scribner will report to Christopher D. Bohn, president and chief executive officer, CF Industries Holdings, Inc., and serve as a member of the Company’s senior leadership team.

“We are pleased to welcome Andrew to CF Industries,” said Bohn. “He is a disciplined, focused, and hands-on finance leader, and we believe his operational experience and strategic perspective will support our continued growth.”

Mr. Scribner joins CF Industries from Kimberly-Clark Corporation, where he most recently served as vice president, global controller and head of corporate finance planning and analysis, and previously as chief financial officer for Kimberly-Clark North America. Prior to Kimberly-Clark, he held senior finance leadership roles at Gap Inc., including CFO roles for the Banana Republic and Athleta brands, and spent 13 years at The Kraft Heinz Company and its predecessor, Kraft Foods Group, in roles of increasing responsibility.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable green and low-carbon hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

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